SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                _________________________________

                            FORM 8-K


                         CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE

                 SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported):
                        December 8, 1995


                     NATIONSBANK CORPORATION
     (Exact name of registrant as specified in its charter)

                          North Carolina
                    (State of Incorporation)

                             1-6523
                    (Commission File Number)

                           56-0906609
                (IRS Employer Identification No.)

                  NationsBank Corporate Center
                    Charlotte, North Carolina
           (Address of principal executive offices)

                              28255
                           (Zip Code)

                         (704) 386-5000
       Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

ACQUISITION OF INTERCONTINENTAL BANK.

     Effective at the close of business on December 13, 1995, NationsBank Corporation ("NationsBank") completed the acquisition of Intercontinental Bank ("ICBK") through the merger of ICBK into a wholly owned national banking subsidiary of NationsBank (the "Merger"). Pursuant to the Merger, each issued and outstanding share of common stock of ICBK was converted into the right to receive 0.4153 shares of NationsBank Common Stock, with cash paid in lieu of any fractional shares.


SETTLEMENT OF LITIGATION INVOLVING NATIONS GOVERNMENT INCOME TERM
TRUSTS 2003 AND 2004.

     On December 8, 1995, NationsBank announced an agreement in principle regarding the settlement of litigation involving the sale of Nations Government Income Term Trusts 2003 and 2004 (the "Funds") by NationsSecurities and NationsBanc Discount Brokerage, Inc. Pursuant to the agreement in principle, NationsBank will provide $25 million to the Funds to directly benefit NationsBank customers who hold investments in the Funds. Further, NationsBank will establish a $5 million pool to be shared by customers who sold their shares in the Funds at a loss. These contributions are subject to a reduction to pay fees of the plaintiffs' attorneys, which will not exceed $6 million. The Funds will use the contributions to invest in U.S. government securities. These securities are intended to be held to maturity, which will occur at or near the termination date of the Funds. The agreement in principle relating to the Fund is subject to judicial and other approvals. Approximately 16,100 investors hold the 31.6 million shares of the Funds, all of whom will benefit from the settlement. Claims involving the sale of other securities by NationsSecurities and NationsBanc Discount Brokerage, Inc. are not covered by this settlement. A press release describing the settlement is attached to this Current Report as Exhibit 99.1.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits.

     The following exhibits are filed herewith:

     EXHIBIT NO>.             DESCRIPTION OF EXHIBIT

        99.1 News Release disseminated on December 8, 1995 regarding the settlement of Litigation involving Nations Government Income Term
                    Trusts 2003 and 2004.



                            SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               NATIONSBANK CORPORATION


                               By: CHARLES M. BERGER
                                   Associate General Counsel

Dated:  December 15, 1995